Exhibit 10.11

Abbott Laboratories

Restricted Stock Agreement

On «Grant_Date» (the “Grant Date”), Abbott Laboratories hereby grants to «First Name» «MI» «Last Name» (the “Employee”) a Restricted Stock Award (the “Award”) of « NoShares12345» Shares.

The Award is granted under the Program and is subject to the provisions of the Program, the Program prospectus, the Program administrative rules, applicable Company policies, and the terms and conditions set forth in this Agreement. The Employee understands, acknowledges, and agrees that by accepting this Award, the Employee is thereby bound by the terms and conditions of the Program, Program prospectus, Program administrative rules, applicable company policies, and this Agreement, including the terms addressing the forfeiture of the Award.  If the Employee does not so agree, then the Employee must immediately notify the Program administrator, in writing, and this Award shall be withheld and canceled with no consideration paid. In the event of any inconsistency among the provisions of this Agreement, the provisions of the Program, the Program prospectus, and the Program administrative rules, the Program shall control.

The terms and conditions of the Award are as follows:

1.	Definitions. To the extent not defined herein, capitalized terms shall have the same meaning as in the Program.

(a)	Agreement: This Restricted Stock Agreement.

(b)	Cause: Cause shall mean the following, as determined by the Company in its sole discretion:

(i)	material breach by the Employee of the terms and conditions of the Employee’s employment, including, but not limited to:

(A)	material breach by the Employee of the Code of Business Conduct;

(B)	material breach by the Employee of the Employee’s Employee Agreement;

(C)	commission by the Employee of an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment;

(D)	wrongful disclosure by the Employee of secret processes or confidential information of the Company or any of its Subsidiaries; or

(E)	failure by the Employee to substantially perform the duties of the Employee’s employment (other than any such failure resulting from the Employee’s Disability); or

(ii)	to the extent permitted by applicable law, engagement by the Employee, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries.

(c)	Code of Business Conduct: The Company’s Code of Business Conduct, as amended from time to time.

(d)	Data: Certain personal information about the Employee held by the Company and the Subsidiary that employs the Employee (if applicable), including (but not limited to) the Employee’s name, home address and telephone number, date of birth, social security number, driver’s license, state identification card and passport number or other employee identification number, salary, nationality, job title, any Shares held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Program.

(e)	Disability: Sickness or accidental bodily injury, directly and independently of all other causes, that disables the Employee so that the Employee is completely prevented from performing all the duties of his or her occupation or employment.

(f)	Employee Agreement: The Employee Agreement entered into by and between the Company and the Employee as it may be amended from time to time.

(g)	Employee’s Representative: The Employee’s legal guardian or other legal representative.

(h)	Program: The Abbott Laboratories 2026 Incentive Stock Program, as amended from time to time.

(i)	Termination: A severance of employment for any reason (including retirement) from the Company and all Subsidiaries.

2.	Shareholder Rights. Subject to the conditions below, the Employee shall have all the rights of a shareholder with respect to the Shares (and any securities of the Company which may be issued with respect to the Shares by virtue of any stock split, combination, stock dividend or recapitalization, which securities shall be deemed to be “Shares” hereunder) including the right to vote and to receive all cash dividends or other cash distributions paid or made with respect to the Shares regardless of whether the Restrictions described below are in effect.

3.	Restrictions. The Shares are subject to the forfeiture provisions in Sections 5 and 6 below. The Shares are not earned and may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of (collectively, the “Restrictions”) until the earliest to occur of the events described in subsection 4(a), (b), or (c).

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4.	Lapse of Restrictions. Subject to the provisions of Sections 5 and 6 below:

(a)	During Employment. While the Employee is employed with the Company or its Subsidiaries, the Restrictions on 100% of the Shares will lapse on the third anniversary of the Grant Date.

(b)	Death. The Restrictions shall lapse on the date of the Employee’s Termination due to death.

(c)	Disability. The Restrictions shall lapse on the date the Employee incurs 12 consecutive months of Disability.

5.	Effect of Certain Bad Acts. Any Shares with respect to which Restrictions have not lapsed shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Committee or its delegate, the Employee engages in activity that constitutes Cause, whether or not the Employee experiences a Termination or remains employed with the Company or a Subsidiary.

6.	Effect of Termination; Recoupment.

(a)	Effect of Termination. In the event of the Employee’s Termination for any reason other than death or Disability, any Shares with respect to which Restrictions have not lapsed as of the date of Termination shall be forfeited without consideration to the Employee or the Employee’s Representative. In the event that the Employee is terminated by the Company other than for Cause, the Company may, in its sole discretion, cause Restrictions on some or all of the Shares to lapse on the date set forth in subsection 4(a) above as if the Employee had remained employed on such date.

(b)	Recoupment. Any Benefit granted pursuant to this Program is subject to the terms and conditions of the Abbott Laboratories Recoupment Policy, the Abbott Laboratories Dodd-Frank Clawback Policy, and any other similar Company policies, including any predecessor and successor policies, each as may be amended and restated from time to time (collectively, the “Policies,” and each individually, the “Policy”). Any Benefit (including Benefits that have vested) shall be subject to any recoupment or clawback that is required under applicable laws, rules, regulations or stock exchange listing standards. No recovery of compensation as described in this Section 6(b) will be an event giving rise to the Employee’s right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with, the Company, a Subsidiary and/or the Employee.

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7.	Withholding Taxes. The Company shall be entitled to withhold, or require the Employee to remit, any federal, state, local, and other applicable taxes (in U.S. or non-U.S. jurisdictions), including income, social security and Medicare withholding taxes arising from the grant of the Award, the lapse of Restrictions or the delivery of Shares pursuant to this Agreement by, without limitation:

(a)	having the Company withhold Shares;

(b)	tendering Shares received in connection with the Award back to the Company;

(c)	delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld;

(d)	selling Shares issued pursuant to the Award and having the Company withhold from proceeds of the sale of such Shares;

(e)	having the Company or a Subsidiary, as applicable, withhold from any cash compensation payable to the Employee; or

(f)	requiring the Employee to repay the Company or Subsidiary, in cash or in Shares, for taxes paid on the Employee’s behalf.

Notwithstanding the foregoing, if the Employee is subject to Section 16 of the Exchange Act pursuant to Rule 16a-2 promulgated thereunder, any tax withholding obligations shall be satisfied by having the Company withhold a number of Shares otherwise issuable pursuant to the Award that is sufficient to satisfy such obligations consistent with the Company’s withholding practices.

If, to satisfy tax withholding obligations, the Company withholds Shares otherwise issuable to the Employee, the Employee shall be deemed to have been issued the full number of Shares underlying the Award, subject to the Restrictions set forth in this Agreement.

8.	No Right to Continued Employment. This Agreement and the Employee’s participation in the Program is not and shall not be interpreted to:

(a)	form an employment contract or relationship with the Company or its Subsidiaries;

(b)	confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries; or

(c)	interfere with the ability of the Company or its Subsidiaries to terminate the Employee’s employment at any time.

9.	No Contract as of Right. The Award does not create any contractual or other right to receive additional Awards or other Program Benefits. Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee. Future Awards, if any, and their terms and conditions, will be at the sole discretion of the Committee.

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10.	No Right to Compensation. Unless expressly provided by the Company in writing, any value associated with the Award is an item of compensation outside the scope of the Employee’s employment contract, if any, and shall not be deemed part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, or end-of-service payments, bonuses, long-service awards, insurance plan, investment or stock purchase plan, pension, retirement, or any other employee benefits, or similar payments under plans of the Company or any of its Subsidiaries.

11.	Data Privacy.

(a)	Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Employee’s personal Data is necessary for the Company’s administration of the Program and the Employee’s participation in the Program. The Employee’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Program. As such (where required under applicable law), the Employee:

(i)	voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal Data as described herein; and

(ii)	authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program.

(b)	Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Subsidiary that employs the Employee (if applicable) will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Program. Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and for the Employee’s participation in the Program.

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(c)	The Company and the Subsidiary that employs the Employee (if applicable) will transfer Data as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and the Subsidiary that employs the Employee (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Program. These recipients may be located throughout the world.

(d)	The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)	obtain confirmation as to the existence of the Data;

(ii)	verify the content, origin and accuracy of the Data;

(iii)	request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)	oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Program and the Employee’s participation in the Program.

The Employee may seek to exercise these rights by contacting his or her local human resources manager.

(e)	[For California residents] In the course of administering the Program, the Company collects Employee Data that identifies, relates to, describes or is capable of being associated with a particular Employee and does not sell or share Employee Data with third parties for monetary value or cross contextual behavioral advertising. The Company’s Privacy Notice to California Employees can be found at: California_Employee_Use_of_Personal_Information.pdf.

12.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Award, the Employee’s participation in the Program or the Employee’s acquisition or sale of the underlying Shares. The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding participation in the Program before taking any action related to the Program.

13.	Entire Agreement. This Agreement and the Program constitute the entire agreement between the Employee and the Company regarding the Award and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the Award. Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

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14.	Succession. This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

15.	Compliance with Applicable Laws and Regulations. The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed. Furthermore, if the Employee relocates to another country, the Company may establish special or alternative terms and conditions as necessary or advisable to comply with local law, facilitate the administration of the Program, and/or accommodate the Employee’s relocation.

16.	Code Section 409A. The Award is intended to be exempt from the requirements of Code Section 409A. The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Award is subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Employee’s consent, amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

Although this Agreement and the Benefits provided hereunder are intended to be exempt from the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the Benefits provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisers shall be liable to the Employee (or any other individual claiming a benefit through the Employee) for any tax, interest, or penalties the Employee may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Code Section 409A.

17.	Determinations. Each decision, determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Company, the Committee or any delegate of the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

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18.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

19.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the U.S. State of Illinois without giving effect to any state’s conflict of laws principles.

20.	Venue. For any legal action relating to this Agreement, the parties to this Agreement consent to the exclusive jurisdiction and venue of the federal courts of the Northern District of Illinois, USA, and, if there is no jurisdiction in federal court, to the exclusive jurisdiction and venue of the state courts in Lake County, Illinois, USA.

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In witness whereof, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By
Robert B. Ford
Chairman and Chief Executive Officer

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